UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2008

MONTEREY GOURMET FOODS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-11777	77-0227341
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1528 Moffett Street
Salinas, California 93905
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (831) 753-6262

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) On August 14, 2008, the Board of Directors of the Company confirmed Mr. Mark C. Frandsen’s acceptance of his election as a director of the Company effective August 8, 2008. Mr. Frandsen will serve on the Compensation and Nominating Committee. The Board authorized him to receive options to purchase 4,166 shares of common upon his election to the board.

Since 1994, Mr. Frandsen has served as president and CEO of New Season Foods, Inc. in Forest Grove, OR. He purchased New Season Foods in 1998 and repositioned the business to focus on custom vegetable ingredients sold to food manufacturers in Japan and Asia. Then in 2007, Mr. Frandsen successfully sold New Season Foods to Ajinomoto Co., Inc., the largest food company in Japan and one of the largest in the world, continuing as president and CEO. Mr. Frandsen also owns and operates the Grove Commerce Center, an industrial park for food processing and technology-related companies as well as regional manufacturing and service businesses. He has served as chairman of the Northwest Food Processors Association and as a director of the American Frozen Food Institute. He currently serves on the board of directors of the Association for Corporate Growth, the board of trustees for Pacific University, and as vice chairman of TOC Management Services.

Mr. Frandsen earned a bachelor of science in finance and international business from the University of Oregon and an MBA from the University of Southern California. He also graduated from Nyenrode Business Universiteit in The Netherlands.

On August 14, 2008, Monterey Gourmet Foods, Inc. issued a press release regarding this announcement. The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit
No.	Description

99.1	August 18, 2008 Press Release by Monterey Gourmet Foods, Inc.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONTEREY PASTA COMPANY

Date: August 18, 2008	By:	/s/ Scott S. Wheeler

Scott S. Wheeler
Chief Financial Officer